UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 29, 2026
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On May 29, 2026, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 28, 2026. The information regarding the financial results for the fiscal year ended February 28, 2026 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On May 29, 2026, the Company issued a news release to report its financial results for the fiscal year ended February 28, 2026. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2026 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported annual revenue of $24.13 million, compared to $35.61 million in FY 2026 which was a decrease of $11.48 million or 32% compared to FY 2025. Primarily due to the Telecommunications Products & Services business segment;

•	Reported Telecommunications Products and Services revenue of $23.94 million in FY 2026, compared to approximately $35.23 million in FY 2025 which was a decrease of $11.46 million or 32% compared to FY 2025;

•	Reported Marketplace Platform and Digital Commerce Infrastructure Solutions revenue of $25,037 in FY 2026, compared to $80,952 which was a decrease of 69% from FY 2025;

•	Reported Advanced Technology and Platform Solutions revenue of $141,886 in FY 2026, compared to $188,576 in FY 2025 which was a decrease of 25% compared to FY 2025;

•	Reported Data and Analytics Platform Solutions revenue of $27,780 in FY 2026, which was an increase of $85,989 or 148% compared to FY2025.

•	Reported annual cost of revenue of $23.44 million in FY 2026 compared to $32.84 million in FY 2025 which was a decrease of $9.41 million or 29%;

•	Reported gross profit of $693,845, compared to $2.76 million in FY 2025 which was a decrease of $2.07 million or 75% compared to FY 2025;

•	Reported operating expenses of $7.63 million in FY 2026, compared to $8.71 million in FY 2025 which was a decrease of $1.08 million or 12% compared to FY 2025;

•	Reported annual loss of $7.0 million compared to $5.11 million in FY 2025 which was an increase of $1.88 million or 37% compared to FY 2025;

•	Basic and Diluted loss per share of $0.12;

•	At February 28, 2026, FingerMotion had $68,596 in cash, a working capital surplus of $6.09 million and a positive shareholders equity of $15.15 million;

•	Total Assets were $60.85 million, Total Liabilities were $45.70 million; and Total Shareholder’s Equity were $15.15 million

•	61,281,308 common shares were issued and outstanding as of May 26, 2026.

“Fiscal 2026 presented both opportunities and challenges,” said Martin Shen, CEO of FingerMotion, “as we continued investing in our business while responding to changes in operating conditions. Our priority remains strengthening our core telecommunications operations while continuing to develop our marketplace platforms, data analytics capabilities, and technology initiatives in a disciplined manner. We remain focused on improving operational efficiency, strengthening execution across our businesses, and allocating capital carefully. While China continues to be an important market for the Company, we are also evaluating opportunities in selected international markets as part of our strategy to broaden our business footprint and diversify future growth opportunities. Our objective is to continue building a stronger and more diversified business portfolio while creating long-term value for our shareholders.”

During fiscal 2026, transaction activity in the Company’s core telecommunications business declined, which contributed to lower revenue and gross profit for the year. At the same time, management continued to reduce operating expenses and selectively support commercialization and development efforts across its Marketplace Platform, Sapientus, and C2 initiatives.

General and administrative expenses decreased by $1,396,351 or 22% during the year which was primarily attributable to lower salaries and wages, traveling, entertainment, accounting, consulting, and other miscellaneous expenses. Marketing costs decreased $193,061 or 70% resulting from reduced marketing and promotional activities due to cost controls and lower levels of liquidity. Research and development expenses decreased by $220,842 or 35% due to decreased personnel-related costs.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated May 29, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.
DATE: May 29, 2026	By:	/s/ Martin J. Shen
Martin J. Shen
CEO and Director